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                                  EXHIBIT 10.11

                             PROFESSIONAL SERVICES,

                                AGENCY OF RECORD

                     & ONLINE/PRINT MEDIA SERVICES AGREEMENT



                                  PREPARED FOR:



                                ENMAX CORPORATION

                  (SPECIFICALLY WWW.ENVIRONMAX.COM SUBSIDIARY)



                                 AUGUST 30, 2000



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                        PROFESSIONAL SERVICES, AGENCY OF
                        RECORD & MEDIA SERVICES AGREEMENT


        The purpose of this agreement is to establish a continuing; mutually cooperative CLIENT-AGENCY relationship under which supplemental agreements and specific assignments and authorizations may be executed as set forth in detail below. This agreement serves to:

        1. Establishes our relationship as agent, also known as "AGENCY of Record," for EnMax Corporation (specifically its EnvironMax.com, Inc. subsidiaries).

        2.      Provides for cancellation.

        3.      Establishes the basis of AGENCY media services compensation.

        4. Limits AGENCY to obligate CLIENT only with CLIENT's specific authorization, except as otherwise mutually agreed.

        5. Obligates CLIENT to indemnify AGENCY against consequences of inaccurate representation.

        6.      Provides for settlement procedure in the event of any dispute.

        EnMax Corporation (specifically its EnvironMax.com, Inc. subsidiaries), hereinafter referred to as CLIENT, with principal offices at 4190 South Highland Drive, Suite 210, Salt Lake City, UT 84124, USA (801)-424-0200 and Three Marketeers Advertising, Inc., a California Corporation, hereinafter referred to as AGENCY, with principal offices at 785 The Alameda, San Jose, CA 95126 hereby mutually agree as follows:

                                    ARTICLE I

        Term. This agreement shall become effective on the date shown on the signature page of this agreement and shall remain in force thereafter until terminated by either party in accordance with Article X herein.

                                   ARTICLE II

        Appointment.

        A. AGENCY shall counsel and act for and on behalf of CLIENT in the preparation, purchasing, and distribution of advertising, and other forms of communications, and in the performance of such other assignments as CLIENT may delegate to AGENCY, and AGENCY may accept.

        B. AGENCY agrees to act as agent of CLIENT and to perform the services customarily performed by a marketing/advertising AGENCY in connection with the preparation



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and placement of advertising and the development of promotional material. All advertising of the CLIENT's products will be placed through the AGENCY during the term of its appointment.

        C. As the agent of the CLIENT, AGENCY is authorized to purchase on behalf of CLIENT advertising time, space, services, and materials within budgets, plans, policies, and terms with prior written approval by CLIENT. CLIENT assumes all responsibility to the respective vendors, including responsibility for non-cancelable contracts, incidental charges, and media "short rates."

        D. AGENCY accepts the status of agent with media and production vendors. With CLIENT's knowledge and prior written consent, AGENCY may act as an independent vendor on specific projects.

        E. AGENCY agrees to refrain during the term of this agreement from acting as advertising AGENCY for any products or services competitive with those of CLIENT's; unless it has obtained CLIENT's written consent. CLIENT agrees not to engage the services of any other advertising agency without prior notification of AGENCY, and agrees that AGENCY shall maintain role as lead agency for any such endeavors.

                                   ARTICLE III

        Limitation of Authority. Except as it may be specifically provided in writing, or in implementing an approved program, or in emergencies where such action is necessary in carrying out CLIENT's previous instructions or in safeguarding its interests, AGENCY shall not enter CLIENT into any financial obligation to perform any service for which CLIENT may be held legally liable without first securing CLIENT's written, electronic or verbal approval.

                                   ARTICLE IV

        CLIENT's approval. All advertising prepared or placed by AGENCY shall be approved by CLIENT prior to publication or distribution. CLIENT's written directive to begin preparation of campaign plans; budgets, creative platforms and design directions shall constitute approval to commence creative and/or managerial services in the preparation of such specific campaign projects. Specific campaign projects (ads, and collateral materials, including but not limited to brochures) shall require CLIENT's written or verbal approval at each stage of production before the project can continue to the next stage. Any cancellation by the CLIENT of jobs, advertising space, or other projects previously authorized by CLIENT shall be in writing.

                                    ARTICLE V

        Indemnity, Hold Harmless, and Defense. CLIENT, at its sole cost and expense, shall indemnify, hold harmless and defend AGENCY from and against any claim and/or loss AGENCY may sustain or be claimed to be liable for as a result of or based upon any claim, suit or proceeding made or brought against AGENCY based upon any of the following:



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        (i) assertions made for any of CLIENT's products (or services) or any of the products (or services) of any CLIENT's competitors in any advertising which AGENCY may prepare for CLIENT and which CLIENT approves before its publication or broadcasting;

        (ii) an advertising element which is furnished by CLIENT to AGENCY and which allegedly violates the personal or property rights of anyone;

        (iii) the rendition of services and/or delivery of goods contracted for by AGENCY pursuant to written approval of CLIENT;

        (iv) any and all uncompleted contracts, reservations and non-cancelable commitments entered not by AGENCY on behalf of CLIENT pursuant to written approval by CLIENT.

In return, AGENCY, at its sole cost and expense, shall hold harmless and defend CLIENT from and against any claim and/or loss CLIENT may sustain or be claimed to be liable for as a result of or based on any claim, suit or proceeding made or brought against CLIENT resulting from actions outlined above in Article V which AGENCY performs without obtaining prior, written approval of CLIENT.

                                   ARTICLE VI

        Compensation. For purposes of this agreement, the following terms shall have the following meanings:

        "Media Charges" shall mean charges for all advertising space in magazines, newspapers, transportation, outdoor displays, or other print advertising media, Internet and Electronic Media, now or hereafter known and for facilities of any type, now or hereafter known, for the broadcast of radio and television programs of any type or nature, now or hereafter known.

        "Buyout" shall mean any charge made by vendor other than AGENCY for material furnished and services rendered in connection with the preparation and publication of CLIENT's advertising or other projects, but does not include Media Charges.

        "Advertising Projects" shall mean projects involving the creation of advertisements intended for insertion in the media.

        "Collateral Projects" shall mean all projects undertaken by AGENCY for CLIENT other than Advertising Projects, including but not limited to the preparation of brochures and other promotional materials, and other projects as agreed by CLIENT and accepted by AGENCY.

        For the AGENCY's services and outlays on CLIENT's behalf, the basis of the AGENCY's compensation shall be as follows:

        A. On all media space, facilities or talent engaged or employed by the AGENCY on CLIENT's behalf, CLIENT agrees to pay the AGENCY the published card rate for such space and facilities and the authorized engagement rate for talent.



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        The following rates are established and understood as accepted for media placement services:

        1. For media placement, negotiation, optimization, verification, media audits, and coordination of media less than 5 million dollars (USD) per calendar year, media is invoiced and paid through AGENCY directly, with reimbursement from client, AGENCY shall retain 15% of the published gross rate as its service fee.

        2. For media placement, negotiation, optimization, verification, media audits, and coordination of media for amounts greater than $5 million dollars (USD) but less than $7 million dollars per calendar year, media is invoiced and paid through AGENCY directly, with reimbursement from client, AGENCY shall retain 14% of the published gross rate as its service fee. The agency service fee shall be valid for the actual amounts greater than $5 million only.

        3. For media placement, negotiation, optimization, verification, media audits, and coordination of media for amounts greater than $7 million dollars (USD) but less than $8 million dollars per calendar year, media is invoiced and paid through AGENCY directly, with reimbursement from client, AGENCY shall retain 13% of the published gross rate as its service fee. The agency service fee shall be valid for the actual amounts greater than $7 million only.

        4. For media placement, negotiation, optimization, verification, media audits, and coordination of media for amounts greater than $8 million dollars (USD) but less than $9 million dollars per calendar year, media is invoiced and paid through AGENCY directly, with reimbursement from client, AGENCY shall retain 12% of the published gross rate as its service fee. The agency service fee shall be valid for the actual amounts greater than $8 million only.

        5. For media placement, negotiation, optimization, verification, media audits, and coordination of media for amounts greater than $9 million dollars (USD) but less than $10 million dollars per calendar year, media is invoiced and paid through AGENCY directly, with reimbursement from client, AGENCY shall retain 11% of the published gross rate as its service fee. The agency service fee shall be valid for the actual amounts greater than $9 million only.

        6. For media placement, negotiation, optimization, verification, media audits, and coordination of media for amounts greater than $10 million dollars (USD) per calendar year, media is invoiced and paid through AGENCY directly, with reimbursement from client, AGENCY shall retain 10% of the



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                published gross rate as its service fee. The agency service fee shall be valid for the actual amounts greater than $10 million only.

        7. Notwithstanding the above mentioned rate, AGENCY has represented to CLIENT that for purposes of CLIENT's IPO, AGENCY will provide insertion orders at a price less than CLIENT could provide and AGENCY agrees to charge no more than CLIENT bid pricing.

        B. On mechanical items relating to media advertising or collateral material purchased by the AGENCY for CLIENT on CLIENT's authorization, including graphics, layouts, photostats, engravings, illustration, typography, and other mechanical parts, CLIENT agrees to pay the AGENCY the rate established by an authorized AGENCY project estimate or CLIENT purchase order.

        C. For each project (advertising, collateral material, market research, strategic planning, etc.), the AGENCY will submit an estimate to the CLIENT. CLIENT will sign the estimate or issue a purchase order before the AGENCY starts work on the project.

        D. CLIENT will reimburse the AGENCY at cost for such outlays made by the AGENCY for telegrams, express, freight, postage, taxes, and similar expenditures incurred by the AGENCY in CLIENT's account.

        E. All reasonable travel expenses incurred by AGENCY when serving CLIENT will be billed at net. Travel expenses will include, but are not limited to, mileage, transportation, fares, hotel accommodations, food, car rental and other reasonable expenses. CLIENT shall approve travel plans in writing prior to incurring such costs.

                                   ARTICLE VII

        Reimbursement.

        A. Acting as an agent, AGENCY shall not be expected or required to finance advertising or other projects for CLIENT. CLIENT will be invoiced gross cost by AGENCY. CLIENT is solely responsible to AGENCY for all media payments.

        B. Subject to paragraph VI-B&D above, CLIENT shall reimburse AGENCY in a timely manner for the amount of all Media Charges and the amount on all Buyouts purchased by AGENCY on behalf of CLIENT pursuant to this agreement.

        C. CLIENT shall reimburse AGENCY in a timely manner for all sales, use, or similar tax paid by AGENCY by reason of services performed or advertising on materials required for CLIENT.

        D. CLIENT shall reimburse AGENCY for express, postage and other transportation charges (including but not limited to mileage) involved in shipping or delivering advertising material on CLIENT's account, and for telegraph, long distance tolls and travel expenses incurred



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in carrying out CLIENT's instructions or in safeguarding its interests. Travel expenses will be reimbursed according to CLIENT's travel policies.

        E. Expenses incurred by the AGENCY when traveling out of the area on behalf of CLIENT, per CLIENT instructions, shall be billed at costs to CLIENT. Travel Expenses shall include but not be limited to: mileage, transportation fares, hotel accommodations, food, car rental, and other reasonable expenses. CLIENT shall be afforded an opportunity to review AGENCY's travel prior to any such expenditures being incurred for CLIENT. Travel expenses shall be reimbursed according to CLIENT's travel policies. Entertainment expenses shall not be invoiced to CLIENT.

                                  ARTICLE VIII

        Time of Payment.

        A. AGENCY may, at any time render a monthly statement of amounts due under this Article VIII.

        B. Print insertions and media order invoices shall be billed at time of issuance of insertion order payable pursuant to the terms put forth on said insertion order. Invoices not paid within terms shall prompt AGENCY to refrain from media placement services. Payment for media is due upon receipt of invoice.

        C. Normal AGENCY billing cycle is on work-in-progress and upon completion. These invoices are payable net 30 days, except invoices for media which are billed at date of placement by agency and payment is due to agency upon receipt of invoice by client. Failure to make payment to agency within the terms specified shall place the client at risk of missing media insertions.

        D. Amounts due to AGENCY and not paid by the due date indicated on AGENCY's statement to CLIENT shall bear interest at the rate of 1.5% per month from the due date until paid.

                                   ARTICLE IX

        Ownership of Property and Materials.

        A. All finished art and other reusable tangible personal property produced or purchased by the AGENCY under this agreement shall be the property of CLIENT, wherever physically located, as soon as payment has been made therefor. Upon termination of this agreement, all such reusable tangible property, shall be the property of AGENCY until CLIENT pays therefor in accordance with the terms of this agreement, regardless of whether CLIENT or another party has physical possession thereof. Once CLIENT has paid AGENCY's invoice for the project, title shall pass to CLIENT.

        B. It is expressly understood that preliminary artwork (including but not limited to layout) is not passed to CLIENT but is retained by AGENCY.



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        C. AGENCY shall not, during the period of this Agreement or after it is terminated, without CLIENT's express written consent, reveal or otherwise make available to any other person or entity or use for any purpose, except performance under this agreement, any proprietary or confidential information or materials or trade secrets of CLIENT, including without limitation any such information or materials prepared by AGENCY under this agreement, regarding CLIENT's products, services, business, customers or methods of operation which may be learned by AGENCY while providing the services under this agreement.

        D. AGENCY shall not use the CLIENT's name in any advertising, sales promotion or other publicity relating to AGENCY in any manner which could be construed as an endorsement by CLIENT of AGENCY, unless AGENCY has obtained CLIENT's consent on each occasion. Notwithstanding the foregoing, AGENCY may list CLIENT as one of its customers and may showcase or distribute ad or collateral reprints of work produced for CLIENT that has been previously published or distributed to the general public when furnishing proposals to provide advertising services to prospective clients.

                                    ARTICLE X

        Termination.

        A. Either party may terminate this agreement upon 30 days prior written notice delivered to the other party via certified mail. In addition, AGENCY may terminate this agreement at any time if CLIENT shall have failed to pay AGENCY any sum due hereunder within 30 days per Article VIII, and if CLIENT shall have failed to cure such default within 15 days after written notice thereof to CLIENT.

        B. In addition to any other right or remedy which either party, to this agreement may have at law or in equity by reason of any breach hereof, either party may, by written notice to the other party, terminate this agreement at any time in the event the other party shall become insolvent, or file a voluntary petition in bankruptcy or reorganization, or if any involuntary petition shall be filed against the other party and such petition is not vacated 30 days from the date of such filing, or if the other party executes any assignment for the benefit of its creditors.

        C. During the 30-day period after written notice of voluntary termination, AGENCY shall, at CLIENT's request, use its best efforts to complete any unfinished projects and will cooperate fully with CLIENT in transferring any projects that CLIENT instructs it not to complete either to CLIENT or to another AGENCY. If any projects remain uncompleted at the end of the 30-day period, or such other notice periods as may be applicable, AGENCY will assign to CLIENT all of its rights in contracts, agreements, arrangements, or other transactions made with third parties for CLIENT's account, effective on the date of termination or on such other date as may be agreed upon by the parties. If any such contract is non-assignable and consent to assignment is refused, or AGENCY cannot obtain a release from its obligations, at CLIENT's option, AGENCY shall either terminate such contract or shall continue performance thereof, in which event CLIENT shall continue to reimburse AGENCY for its expenses, which may be attributable to such contract.



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        D. Upon termination of this agreement, AGENCY shall invoice CLIENT for all amounts not previously invoiced and due AGENCY in such time under the terms of this agreement.

        E. During such 30-day termination period, AGENCY shall be entitled to receive all media commissions on advertising placed for CLIENT, for placements made by AGENCY, or any outside party during and up to end of termination period. AGENCY shall be entitled to all Media compensation for which Media Placement closing dates fall within termination period.

        F. In the event an individual project is canceled, CLIENT agrees to compensate AGENCY for all hard costs, production and media costs as well as an appropriate percentage of fees up until that point, as reasonably assessed by the AGENCY and agreed upon mutually by CLIENT.

                                   ARTICLE XI

        Audit. The books of the AGENCY, insofar as they pertain the CLIENT's account, shall be open upon reasonable notice for audit by CLIENT or its duly qualified and appointed representative.

        Disputes.

        A. Any controversy or claim exceeding the Municipal Court jurisdiction, arising out of or in relation to this agreement, or the breach thereof shall be settled by arbitration in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association, and any award upon the same rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All controversies and claims that are within the Municipal Court jurisdiction shall be resolved through the court process.

        B. The party prevailing in any litigation or arbitration arising out of or relating to this agreement shall be entitled to recover in addition to any other remedy which it may be granted the expenses incurred by such prevailing party in such litigation or arbitration including, but not limited to, reasonable attorney's fees.

        C. The validity, interpretation and performance of the agreement shall be controlled by and construed under the laws of the State of California. The parties hereto consent to the jurisdiction of California courts.

        D. Any notice, consent or waiver required by this Agreement shall be made in writing and shall be delivered by hand (including special deliver service such as Federal Express) or sent by prepaid registered or certified airmail or any means of electronic communications (including fax) (with a confirmation copy sent by registered or certified airmail to the address set forth in the preamble to this Agreement, until notice of another address shall be given in the common manner provided in this paragraph. All notices, consents, and waivers shall be effective from the earlier of (i) the date of delivery or receipt thereof, as shown by a written receipt or by a machine generated answer back which identifies the receiving party and date of receipt, or (ii) the third
(3rd) day after the mailing or sending thereof.



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        E. This Agreement is for the unique personal services of AGENCY and except as regards the right to receive payment from CLIENT or as otherwise expressly permitted in this Agreement, is not assignable, or delegable, in while or in part by AGENCY.

        F. No party hereto shall be deemed to have waived by its act or omission any provision herein or right hereunder unless that party has executed a writing setting forth the item waived and notified the other party thereof in the manner provided in Paragraph D above.

        G. AGENCY shall at all times be an independent contractor in the performance of its obligations under this Agreement for CLIENT. AGENCY shall perform such services under the general direction of CLIENT as the result of such activity, but AGENCY shall determine, in AGENCY's sole discretion, the manner and means by which such services are accomplished. Nothing in this Agreement shall make either party the partner, co-venturer or employee of the other, and AGENCY's powers as agent of CLIENT are limited to those set forth in this Agreement.

                No solicitation of employees. Both parties agree that they shall not solicit the employment of, nor hire, any employees, current or past, of the other party during the term of this Agreement, and for a period of twelve (12) months after the completion of the contract, for their direct or indirect employ with the firm. Both parties agree that undue harm would result by breach of this agreement.

        H. This Agreement together with any attached Exhibits sets forth the entire and final agreement between the parties hereto regarding the subject matter of this Agreement, superseding all prior or contemporaneous discussions, proposals, letters of intent, and other written and oral communications, agreements or contracts, and may not be amended or supplemented except in writing signed by all parties hereto.

                                   ARTICLE XII

        Project Revisions. The best time to make changes and revisions in the artwork AGENCY prepares for CLIENT is after preliminary art has been approved, but prior to beginning finished art. At each successive level of finished art (i.e., typography, film prep, printing prep) the cost of changes becomes increasingly expensive. (To modify a sentence in a computer form costs little, but to change it at the final film stage may costs a minimum of $150.00, and to make revisions or to delay a project without changing the deadline may cost CLIENT overtime charges. This is above and beyond the original estimate for the project.)

        As the AGENCY progresses from stage to stage, CLIENT should initial its approval, or indicate it in writing on the material its desired corrections. There will be a stamp on all copy and all finished art and all bluelines for initiating CLIENT approval. Initialing but failing to indicate that corrections are required shall be conclusively interpreted as CLIENT approval.

        In the final analysis, AGENCY is acting as CLIENT's agent in the production of artwork; the ultimate responsibility for the correctness of copy and product specifications rests with the CLIENT. AGENCY is responsible for design, graphic quality and details of production, but



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cannot be held responsible for copy corrections or changes that have not been indicated on the artwork or proof. If Buyouts, material changes, or other charges due to CLIENT's changes after approval of final layout and copy cause project costs to exceed project estimates, CLIENT agrees to pay all reasonable excess charges.

        If the above meets with your approval, kindly indicate your acceptance of this Professional Services, Agency of Record & Media Services Agreement by signing where indicated below and return two (2) originally executed copies of this letter agreement which will constitute your acceptance with respect to the subject matter of this letter agreement. We will send you one fully executed copy of this contract promptly upon receipt of your originally executed copies.

                                   THREE MARKETEERS ADVERTISING, INC.


                                   By:    /s/ JEFFREY HOLMES
                                      ------------------------------------------
                                                   (Authorized Officer)
                                   Print Name:   Jeffrey Holmes
                                              ----------------------------------
                                   Title:        President and CEO
                                         ---------------------------------------


        Confirmed and Agreed to as of this _____ day of ____________, ______.

                                   ENMAX CORPORATION (ENVIRONMAX.COM SUBSIDIARY)

                                   By:    /s/ ROBERT CRAIG
                                      ------------------------------------------
                                                   (Authorized Officer)
                                   Print Name:   Robert Craig
                                              ----------------------------------
                                   Title:        CEO
                                         ---------------------------------------



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